  EXHIBIT 23.3

Craig L. Parkinson
PO Box 3481
Grass Valley CA  95945

To: Arco-Iris Gold Corporation

I, Craig L. Parkinson, Geologist (State of Arizona, Registration #30843), hereby consent to the inclusion and reference of the Beowulf Properties Corp. report titled, “Summary Report on the Golden Idol Mine,” dated June 1, 2013, in the Registration Statement on Form S-1 filed by Arco-Iris Gold Corporation., with the United States Securities and Exchange Commission.  I reviewed, edited and approved the report in my capacity as Arco-Iris Gold Corporation’s geological expert.  I concur with the summary of the information in the report disclosed and agree to being named as an expert in the referenced Registration Statement.

Dated: August 22, 2013

/s/ Craig L. Parkinson
CRAIG L PARKINSON